UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 19, 2005 (December 15, 2005)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 15, 2005 (the Effective Date”), RVM Glimcher, LLC (“RVM”), an affiliate of Glimcher Realty Trust (the “Registrant”), entered into a Loan Agreement (the “Agreement”) with Lehman Brothers Bank, FSB (“Lehman”) to borrow $50,000,000 (the “Loan”). The Loan is represented by a promissory note secured by a first mortgage lien and assignment of leases and rents on the Registrant’s River Valley Mall located in Lancaster, Ohio. The mortgage and assignments are evidenced by an i) Open-End Mortgage and Security Agreement and ii) Assignment of Leases and Rents, each dated as of the Effective Date and executed by RVM and Lehman.

Under the Agreement, the Loan has a fixed interest rate of 5.65% per annum and a maturity date of January 11, 2016. The Agreement requires RVM to make interest only periodic payments for the first three years of the Loan’s term and then, beginning in January 2009, payments of interest and principal. The Agreement does not permit RVM to make any prepayments on outstanding principal. All outstanding principal and accrued interest shall be due and payable at the maturity date. Lehman has the right under the Agreement to securitize the Loan and the Agreement contains default and defeasance provisions customary for transactions of this nature. Lehman may accelerate repayment of all outstanding amounts owed by RVM under the Loan in the event of a default that remains uncured. As part of the Loan transaction, the Registrant’s affiliate, Glimcher Properties Limited Partnership (“GPLP”), entered into a guarantee agreement with Lehman, dated as of the Effective Date, under which GPLP guarantees Lehman against losses that Lehman may suffer following certain defaults by RVM.

Lehman has had other financing arrangements with the Registrant and its affiliates in the past. A copy of the press release announcing the execution of the Agreement is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 9.01 Exhibits.

(c)	Exhibits

99.1	Press Release, dated December 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: December 19, 2005	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary